PROMISSORY NOTE

Principal Amount: $40,000

Date: April 29, 1999

FOR VALUE RECEIVED, Robert Kent Honeyman, promises to pay to the order of Lakota Energy Inc., (the Holder), the sum of forty thousand dollars, ($40,000), together with interest thereon at the rate of 9.75% per annum on the unpaid balance. Said sum shall be paid in the manner. Once payment of $975.00 every three months, until such time as the principal amount is re-paid. Said loan shall be callable at the discretion of the Holder and Honeyman shall be given 60 days to re-pay said loan.
Said amount shall be collateralized by Honeyman's common stock in Lakota Energy Inc. This amount, based on April 29, 1999 bid price of .07 shall be 571,429 shares. This stock can not be sold, hypothecated or otherwise disposed of in any manner except to fulfill the terms of this agreement. All sales are to be made according to Rule 144 of the Securities and Exchange Act of 1933. This note shall, at the option of the Holder, be immediately due and payable upon the failure of Honeyman to make any payment due hereunder within 60 days of its due date, or upon the dissolution, or liquidation of the assets of Honeyman, or upon the filing by Honeyman of an assignment for the benefit of bankruptcy, or other form of insolvency, or by suffering an involuntary petition in bankruptcy, nor receivership not vacated within thirty (30) days.
In the event this note shall be in default and placed for collection, Honeyman agrees to pay all reasonable attorney's fees and costs of collection. Payments not made within five, (5) days of the due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to such address as may, from time to time, designated by the Holder. Honeyman agrees to remain fully bound until this note shall be fully paid and waive demand, presentment and protest and all notices hereto and further agrees to remain bound notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of Honeyman or hereunder exchange, substitution, or release of any collateral granted as security for this note. No modification or indulgence by the Holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other of future occasions. Any modification or change in terms, hereunder granted by the Holder hereof, shall be valid and binding upon Honeyman notwithstanding the acknowledgment of Honeyman. The rights of the Holder hereof shall be cumulative and not necessarily successive. This note shall take effect as a sealed instrument and shall be construed, governed and enforced wit the laws of the state of Georgia.

Witnessed: April 29, 1999

/s/Unknown

/s/Robert Kent Honeyman
Robert Kent Honeyman

/s/Howard N. Wilson,
Howard N. Wilson for the
Board of Directors, Lakota Energy Inc.